Exhibit 99.1

New President appointed for Autoliv Europe

(Stockholm, November 27, 2013) – – – Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb) the worldwide leader in automotive safety systems, has appointed Mr. Jonas Nilsson as new President for Autoliv Europe. He joins Autoliv from International Automotive Components Group where he held the position of SVP Operations, Europe.

Jonas Nilsson brings over 15 years of industry experience, primarily from the automotive industry to Autoliv. Since 1997 Jonas Nilsson has had a distinguished international, European-focused, career, living in UK, Germany, France and Switzerland in addition to his native Sweden. He holds a B Sc in Engineering from Chalmers University of Technology and an Executive MBA from the European School of Management. Mr. Nilsson will join Autoliv in early 2014.

Mr. Franck Roussel who has been the interim President for Europe since the spring of 2013 will take up the position of Vice President Operational Projects and Global Work Stream Leader for Autoliv’s growing steering wheel business.

“I would like to warmly welcome Jonas Nilsson to Autoliv. His diverse experience and strong track record will be very important assets in our ambition to take Autoliv’s European business to the next phase. At the same time I would like to sincerely thank Franck Roussel for his dedication and commitment in his interim role, and also wish him success in his new important role”, said Jan Carlson, President and CEO, Autoliv.

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc.	Tel +46-8-587 20 600
Thomas Jönsson, VP Corporate Communications, Autoliv Inc.	Tel +46-8-587 20 627

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 52,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2012 amounted to US $8.3 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.